Exhibit 99.1

Kimco Realty Corporation announces second quarter 2011 results; Reports five percent increase in recurring FFO for the second quarter 2011

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--July 26, 2011--Kimco Realty Corporation (NYSE: KIM) today reported results for the quarter ended June 30, 2011.

Highlights for the Second Quarter:

  Recognized recurring Funds From Operations (FFO) of $121.4 million, or $0.30 per diluted share, for the second quarter 2011 compared to $115.7 million, or $0.28 per diluted share, for the second quarter 2010, representing a five percent increase;
  Reported FFO of $118.0 million, or $0.29 per diluted share, for the second quarter 2011 compared to $105.6 million, or $0.26 per diluted share, for the same period in 2010;
  Closed the quarter with gross occupancy in the combined and U.S. shopping center portfolios of 93.1 percent and 92.9 percent, respectively, representing increases of 30 basis points and 50 basis points over the second quarter 2010;
  Increased combined same-property net operating income (NOI) 3.1 percent over the second quarter 2010;
  Generated positive U.S. cash-basis leasing spreads of 2.1 percent on 292 new leases, renewals and options totaling 1.1 million square feet;
  Acquired a total of three shopping centers for approximately $75 million and disposed of eleven non-strategic shopping centers for approximately $49 million;
  Improved the company’s consolidated net debt to EBITDA ratio, on a recurring basis, to 6.0x; and
  Reduced the non-retail portfolio to $612 million or five percent of gross assets at June 30, 2011.

Financial Results

Net income available to common shareholders for the second quarter of 2011 was $23.9 million, or $0.06 per diluted share, compared to $12.8 million, or $0.03 per diluted share, for the second quarter of 2010. The change in year-over-year net income available to common shareholders is primarily related to increases of approximately:

  $11 million in NOI relating to an improvement in property operations and acquisition activity since the comparable period of 2010;
  $12 million from the decrease in non-cash impairments, net of tax; and
  $2 million increase in gains on sale of operating properties not included in FFO;

Offset by approximately:

  $9 million decrease in non-recurring income (which excludes $3.4 million from the remeasurement of a derivative instrument associated with the Valad convertible notes and included in the calculation of FFO);
  $2 million decrease in recurring equity in income of other real estate joint ventures resulting primarily from the transfer or conversion of several preferred equity investments since the comparable period of 2010; and
  $3 million increase in preferred stock dividends resulting from the $175 million cumulative redeemable preferred stock offering in August 2010.

Year-to-date, net income available to common shareholders was $38.0 million, or $0.09 per diluted share, compared to $51.8 million, or $0.13 per diluted share, through June 30, 2010.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, were $118.0 million, or $0.29 per diluted share, for the second quarter of 2011 compared to $105.6 million, or $0.26 per diluted share, in the same period a year ago. Recurring FFO, which excludes the effects of non-cash impairments and non-recurring income, were $121.4 million, or $0.30 per diluted share, in the second quarter 2011 compared to $115.7 million, or $0.28 per diluted share, in the same quarter of the prior year.

For the six months ended June 30, 2011, FFO were $233.0 million, or $0.57 per diluted share, compared to $231.6 million, or $0.57 per diluted share, for the same period last year. Recurring FFO for the six months ended June 30, 2011 were $242.6 million, or $0.59 per diluted share, compared to $231.3 million, or $0.57 per diluted share, for the same period in 2010. A reconciliation of net income to FFO is provided in the tables accompanying this press release.

Non-Recurring FFO and Non-Cash Impairments

During the second quarter of 2011, Kimco recognized non-recurring FFO of $4.6 million and non-cash impairments of $8.1 million, both net of tax.

Non-recurring FFO for the second quarter of 2011 includes $3.6 million of income related to structured investments and non-retail assets offset by $2.4 million of net non-recurring expenses primarily associated with shopping center dispositions (which are included as a component of discontinued operations). In addition, the company recognized $3.4 million from the sale of the Valad convertible notes included in the calculation of FFO only.

Second quarter 2011 non-cash impairments were transaction-oriented resulting from the completed or pending disposition of the company’s interest in 13 properties; nine in the consolidated portfolio and four joint venture properties, totaling approximately $5.9 million and $2.2 million, respectively.

For the second quarter in 2010, the company recognized non-recurring FFO of $9.9 million and non-cash impairments of $19.9 million, both net of tax.

Year-to-date, non-recurring FFO was $5.4 million and non-cash impairments were $15.0 million. For the comparable period in 2010, non-recurring FFO was $27.7 million and non-cash impairments were $27.4 million.

Core Business Operations

Shopping Center Portfolio

Second quarter 2011 shopping center portfolio operating results:

Combined Shopping Center Portfolio (includes U.S., Canada and Latin America)

  Gross occupancy was 93.1 percent, an increase of 30 basis points both sequentially and over second quarter 2010;
  Pro-rata occupancy was 92.7 percent, an increase of 30 basis points sequentially and flat compared to the second quarter 2010;
  Combined same-property net operating income (NOI) increased 3.1 percent over the second quarter 2010; and
  Total leases executed in the portfolio: 594 new leases, renewals and options totaling 1.9 million square feet.

Pro-rata occupancy in the combined portfolio was negatively impacted by 10 basis points from the inclusion of two former Mexican development properties (approximately 76.6 percent occupied) in the second quarter 2011.

U.S. Shopping Center Portfolio

  Gross occupancy was 92.9 percent, an increase of 40 basis points sequentially and 50 basis points over the second quarter of 2010;
  Pro-rata occupancy was 92.6 percent, an increase of 40 basis points sequentially and 30 basis points over the second quarter of 2010;
  U.S. same-property NOI (cash-basis, excluding lease termination fees and including charges for bad debts) increased 2.6% percent from the same period in 2010; and
  Pro-rata U.S. cash-basis leasing spreads increased 2.1 percent; new leases decreased 1.0 percent offset by renewals/options which increased 3.1 percent.

Second quarter 2011 occupancy in the U.S. shopping center portfolio was negatively impacted by 20 basis points from the closure of six Borders and 11 Blockbuster locations. Excluding the effects of the Borders and Blockbuster closings, occupancy in the U.S. portfolio on a gross and pro-rata basis would be 93.1 percent and 92.8 percent, respectively.

The increase in U.S. same-property NOI of 2.6 percent over the comparable period in 2010 represents the fifth consecutive quarter of positive same-property NOI and the highest increase since the first quarter of 2008.

Second quarter leasing execution for the U.S. shopping center portfolio includes 80 same space new leases totaling 212,000 pro-rata square feet and 212 lease renewals and options for 927,000 pro-rata square feet. In addition, the company signed more than 130 new leases totaling 617,000 square feet for spaces vacant for more than one year. The pro-rata spread on new leases in the U.S. portfolio declined 1.0 percent. On a gross-basis (without regard to ownership percentage), the spreads on new leases in the U.S. portfolio increased 2.7 percent.

During the second quarter 2011, the company acquired for its wholly-owned portfolio two shopping centers, comprising 350,000 square feet, for a total purchase price of approximately $32.0 million, including $9.3 million of mortgage debt.

Kimco’s shopping center portfolio includes 939 operating properties comprising 813 assets in the United States and Puerto Rico, 62 in Canada, 51 in Mexico and 13 in South America. The operating portfolio includes 15 former development properties in Latin America that are approximately 74.3 percent leased and are not currently included in occupancy. These properties will be included in occupancy the earlier of (i) reaching 90 percent leased or (ii) two years following the project’s inclusion in operating real estate. Additionally, the company has four development properties and three completed projects pending stabilization.

Non-Strategic U.S. Shopping Center Portfolio

During the quarter, Kimco disposed of, in separate transactions, 11 unencumbered non-strategic shopping centers (nine wholly-owned and two unconsolidated joint ventures) comprising 1.0 million square feet for a total of $48.5 million. Kimco’s share of proceeds from these sales was $44.6 million.

For the six months ended June 30, 2011, the company has completed the sale of 13 non-strategic shopping centers (10 wholly-owned and three unconsolidated joint ventures) for a total of $62.8 million, including $11.0 million of mortgage debt. Kimco’s share of proceeds from these sales was $46.5 million.

As of June 30, 2011, the company has 139 non-strategic U.S. shopping centers, comprising 9 million square feet and 83.2 percent pro-rata occupancy. Currently, Kimco has 10 non-strategic properties under contract negotiations for approximately $51.8 million.

Investment Management and Other Joint Venture Programs

During the second quarter, the company realized fee income of $8.4 million primarily from its investment management business. This includes $7.2 million in management fees, $0.2 million in acquisition fees and $1.0 million in other ongoing fees.

In the second quarter, an existing institutional joint venture between Kimco and BIG Shopping Centers acquired a grocery-anchored shopping center in Selden (Long Island), N.Y. for a purchase price of $43.5 million, including $34.0 million of mortgage debt. Kimco holds a 50.1% interest in this joint venture.

Also during the quarter, the company and its preferred equity partner converted their interest in six retail properties into a traditional pari-passu joint venture structure in which Kimco holds a 70% interest.

At quarter end, the company had a total of 285 properties in its investment management program with 24 institutional partners and 161 properties in other joint ventures.

Structured Investments and Non-Retail Assets

During the quarter, the company’s structured investments and other non-retail assets contributed earnings of $25.3 million of which $14.9 million was recurring; $5.5 million from preferred equity investments, $5.4 million from non-retail joint ventures, including Westmont Hospitality, with the remainder primarily from interest and dividends.

Transaction earnings for the second quarter 2011 were $3.6 million, net of tax ($7.0 million before tax) which excludes $3.4 million from the sale of the Valad convertible notes (included in the calculation of FFO only). The remaining transaction earnings include $1.0 million from the repayment of the Whiterock REIT convertible debentures with remainder primarily attributable to a gain from a private equity distribution that was in excess of the company’s investment.

As of June 30, 2011, non-retail assets total approximately $612 million which represents five percent of gross assets. In addition, the company reduced the retail preferred equity portfolio to $136 million compared to $156 million last quarter and $286 million at June 30, 2010.

Dividend and Capital Structure

As separately announced, Kimco’s Board of Directors declared a quarterly cash dividend of $0.18 per common share, payable on October 17, 2011 to shareholders of record on October 5, 2011, representing an ex-dividend date of October 3, 2011.

At the end of the quarter, the company’s consolidated net debt to recurring EBITDA improved to 6.0x compared to 6.3x at year end 2010 and 6.6x for the second quarter 2010. In addition, the company maintains access to approximately $1.7 billion of immediate liquidity under its two credit facilities ($1.5 billion U.S. revolving credit facility and its CAD $250 million Canadian revolving credit facility).

2011 Guidance

The company remains committed to its core business objectives:

  Increasing shareholder value through the ownership, management and selective acquisition of neighborhood and community shopping centers;
  Continued lease-up of its Latin America portfolio;
  Actively engaging in the disposition of its non-retail and non-strategic retail assets; and
  Strengthening its balance sheet with a long-term focus on reducing leverage levels and employing a conservative capital mix.

The company reaffirms its 2011 full year recurring FFO guidance range, which does not include any estimate for non-recurring income or impairments, of $1.17 - $1.21 per diluted share.

Estimated portfolio metrics for the shopping center portfolio are as follows:

  Combined portfolio occupancy: an increase of 50 basis points; and
  Combined same-property NOI: positive one to three percent.

Conference Call and Supplemental Materials

The company will hold its quarterly conference call on Wednesday, July 27, 2011 at 9:00 a.m. Eastern Time. The call will include a review of the company’s second quarter 2011 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-888-256-9157. A replay will be available for one week by dialing 1-888-203-1112; the passcode will be 3838136. Access to the live call and replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Events & Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of June 30, 2011, the company owned interests in 946 shopping centers comprising 138 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiii) impairment charges, and (xiv) unanticipated changes in our intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2010. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2010, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

Condensed Consolidated Statements of Operations
(in thousands, except share information)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2011		2010		2011		2010

Revenues from Rental Properties	$219,236		$208,322		$441,038		$419,613
Rental Property Expenses:
Rent	3,808		3,543		7,104		7,110
Real Estate Taxes	29,145		30,265		59,625		58,764
Operating and Maintenance	28,279		27,514		62,260		59,082
	61,232		61,322		128,989		124,956
Net Operating Income	158,004		147,000		312,049		294,657
Management and Other Fee Income	8,437		11,417		18,100		21,261
Mortgage Financing Income	1,940		2,371		3,769		5,041
Income from Other Real Estate Investments	447		424		612		1,468
Depreciation and Amortization	(61,521)		(57,808)		(126,946)		(113,501)
	107,307		103,404		207,584		208,926
Interest, Dividends and Other Investment Income	8,932		5,177		13,797		11,264
Other Income/(Loss), Net	742		(1,109)		437		(1,424)
Interest Expense	(55,804)		(58,167)		(111,361)		(113,702)
General and Administrative Expenses	(29,634)		(26,425)		(59,389)		(54,559)
	31,543		22,880		51,068		50,505
Gain on Sale of Development Properties	-		-		-		1,793
Impairments:
Property Carrying Values	(598)		(1,900)		(1,076)		(1,900)
Investments in Other Real Estate Investments	-		(2,112)		-		(5,994)
Marketable Equity Securities & Other Investments	-		-		-		(506)
Investments in Real Estate Joint Ventures	(3,123)		-		(3,123)		-
(Provision)/Benefit for Income Taxes, Net	(5,588)		101		(9,782)		(1,017)
Equity in Income/(Loss) of Joint Ventures, Net	17,824		(300)		30,169		14,619
Equity in Income of Other Real Estate Investments, Net	4,831		7,738		10,335		21,826
Income from Continuing Operations	44,889		26,407		77,591		79,326

Discontinued Operations:
(Loss)/Income from Discontinued Operating Properties, Net of Tax	(2,161)		1,103		(290)		3,706
Impairment/Loss on Operating/Development Properties Sold, Net of Tax	(5,438)		(2,618)		(8,153)		(3,422)
Gain on Disposition of Operating Properties	4,025		-		4,188		-
(Loss)/Income from Discontinued Operations	(3,574)		(1,515)		(4,255)		284
Loss on Transfer of Operating Properties (1)	-		(57)		-		(57)
Gain on Sale of Operating Properties (1)	-		2,442		-		2,434
	-		2,385		-		2,377
Net Income	41,315		27,277		73,336		81,987
Net Income attributable to noncontrolling interests (3)	(2,606)		(2,666)		(5,665)		(6,540)
Net Income Attributable to the Company	38,709		24,611		67,671		75,447
Preferred Dividends	(14,841)		(11,822)		(29,681)		(23,644)
Net Income Available to Common Shareholders	$23,868		$12,789		$37,990		$51,803
Per Common Share:
Income from Continuing Operations: (3)
Basic	$0.07		$0.04		$0.10		$0.13
Diluted	$0.07	(2)	$0.04	(2)	$0.10	(2)	$0.13	(2)
Net Income: (4)
Basic	$0.06		$0.03		$0.09		$0.13
Diluted	$0.06	(2)	$0.03	(2)	$0.09	(2)	$0.13	(2)
Weighted Average Shares Outstanding:
Basic	406,559		405,705		406,500		405,635
Diluted	407,562		406,009		407,472		405,871

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($2,565) and ($2,573) for the quarters ended June 30, 2011 and June 30, 2010, respectively. Additionally, the net income attributable to noncontrolling interests related to continued operations of ($5,607) and ($6,432) for the six months ended June 30, 2011 and June 30, 2010, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $165 and $103 for the quarters ended June 30, 2011 and June 30, 2010, respectively. Additionally the earnings attributable to unvested restricted shares of $331 and $207 for the six months ended June 30, 2011 and June 30, 2010, respectively.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	June 30,	December 31,
	2011	2010
Assets:
Operating Real Estate, Net of Accumulated Depreciation
of $1,618,626 and $1,549,380 Respectively	$6,730,008	$6,708,373
Investments and Advances in Real Estate Joint Ventures	1,436,361	1,382,749
Real Estate Under Development	321,574	335,007
Other Real Estate Investments	400,177	418,564
Mortgages and Other Financing Receivables	108,605	108,493
Cash and Cash Equivalents	144,067	125,154
Marketable Securities	44,898	223,991
Accounts and Notes Receivable	134,986	130,536
Other Assets	384,004	401,008
Total Assets	$9,704,680	$9,833,875

Liabilities:
Notes Payable	$2,899,069	$2,982,421
Mortgages Payable	1,041,082	1,046,313
Construction Loans Payable	40,218	30,253
Dividends Payable	88,093	89,037
Other Liabilities	429,514	429,505
Total Liabilities	4,497,976	4,577,529
Redeemable Noncontrolling Interests	95,059	95,060

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, Authorized 3,092,000 Shares
Class F Preferred Stock, $1.00 Par Value, Authorized 700,000 Shares
Issued and Outstanding 700,000 Shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 Par Value, Authorized 184,000 Shares
Issued and Outstanding 184,000 Shares	184	184
Aggregate Liquidation Preference $460,000
Class H Preferred Stock, $1.00 Par Value, Authorized 70,000 Shares
Issued and Outstanding 70,000 Shares	70	70
Aggregate Liquidation Preference $175,000
Common Stock, $.01 Par Value, Authorized 750,000,000 Shares
Issued and Outstanding 406,958,596 and 406,423,514
Shares, Respectively	4,070	4,064
Paid-In Capital	5,484,402	5,469,841
Cumulative Distributions in Excess of Net Income	(624,129)	(515,164)
	4,865,297	4,959,695
Accumulated Other Comprehensive Income	27,989	(23,853)
Total Stockholders' Equity	4,893,286	4,935,842
Noncontrolling Interests	218,359	225,444
Total Equity	5,111,645	5,161,286
Total Liabilities and Equity	$9,704,680	$9,833,875

Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2011		2010		2011		2010
Net Income Available to Common Shareholders	$23,868		$12,789		$37,990		$51,803
Gain on Disposition of Operating Property	(4,025)		(2,442)		(4,188)		(2,442)
Gain on Disposition of Joint Venture Operating Properties	(680)		-		(680)		(2,768)
Depreciation and Amortization	61,173		61,021		126,777		121,917
Depr. and Amort. - Real Estate JV's, Net of Noncontrolling Interests	34,203		34,083		68,857		63,823
Remeasurement of Derivative Instrument	3,414		135		4,287		(762)
Funds From Operations	117,953		105,586		233,043		231,571
Non-Recurring Income, Net of Tax	(4,596)		(9,862)		(5,448)		(27,701)
Non-Cash Impairments Recognized, Net of Tax	8,060		19,943		14,999		27,391
Recurring Funds From Operations	$121,417		$115,667		$242,594		$231,261

Weighted Average Shares Outstanding for FFO Calculations:
Basic	406,559		405,705		406,500		405,635
Units	1,609		1,690		2,127		1,769
Dilutive Effect of Options	921		149		374		11
Diluted	409,089	(1)	407,544	(1)	409,001	(1)	407,415	(1)

FFO Per Common Share - Basic	$0.29		$0.26		$0.57		$0.57
FFO Per Common Share - Diluted	$0.29	(1)	$0.26	(1)	$0.57	(1)	$0.57	(1)
Recurring FFO Per Common Share - Diluted	$0.30	(1)	$0.28	(1)	$0.59	(1)	$0.57	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period.

Funds from operations would be increased by $251 and $224 for the three months ended June 30, 2011 and 2010, respectively. Funds from operations would be increased by $501 and $448 for the six months ended June 30, 2011 and 2010, respectively.

Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2011
	Low	High
Projected diluted net income available to common
shareholder per share	$0.22	$0.26

Remeasurement of derivative instrument	0.01	0.01

Projected depreciation & amortization	0.61	0.63

Projected depreciation & amortization real estate
joint ventures, net of non-controlling interests	0.33	0.35

Gain on disposition of operating properties	(0.01)	(0.03)

Gain on disposition of joint venture operating properties,
net of non-controlling interests	(0.01)	(0.03)

Projected FFO per diluted common share	$1.15	$1.19

Non-recurring income	(0.02)	(0.02)

Non-cash impairments	0.04	0.04

Recurring FFO per diluted common share	$1.17	$1.21

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, senior director, investor relations, 1-866-831-4297